CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Fox Chase Bancorp, Inc. for the Fox Chase Bank 401(k) Retirement Plan to be filed on or about October 20, 2006 with the Securities and Exchange Commission, of our report dated April 28, 2006, except as to note 17, which is as of June 28, 2006, with respect to the consolidated statement of condition of Fox Chase Bank and subsidiary as of December 31, 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, which report appears in the Prospectus relating to the Fox Chase Bancorp, Inc. filing on Form S-1, as amended (No.333-13460).


/s/ KPMG LLP

Philadelphia, Pennsylvania
October 19, 2006